Exhibit 99.3
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of S. Theis Rice
Senior Vice President and Chief Legal Officer
October 26, 2017

Thank you Gail and good morning everyone.

I have previously reported on our appeal to the Fifth Circuit of a False Claims Act judgment in qui tam litigation filed by Joshua Harman pertaining to the Company’s ET Plus guardrail end terminal system. I am pleased to report that on September 29, 2017, the Fifth Circuit published a unanimous ruling that reversed the trial court’s 682.4 million dollar judgment and rendered judgment for Trinity as a matter of law. Reversed and rendered in this instance means that the judgment entered by the trial court is reversed and is now a judgment in favor of Trinity. This ruling affirms that Trinity did not violate the False Claims Act.

Our defense in the case was founded upon a simple belief-that we did nothing wrong. We believe the Fifth Circuit panel’s unanimous 42-page opinion was well reasoned and thorough-presenting an in-depth analysis of the facts in this case and the controlling law under the False Claims Act. We are proud of having remained steadfast in our belief, and are gratified the Fifth Circuit’s ruling agrees with us. We are also thankful for the commitments and contributions of our internal and external legal teams that resulted in a successful appeal.

Procedurally, Mr. Harman is not without further appellate recourse, although such recourse is within the discretion of the courts and is not a matter of right. We are aware that Mr.
Harman has requested, and was granted, an extension until tomorrow to file with the Fifth Circuit a petition for panel rehearing or rehearing en banc, a procedure by which all active judges on the Fifth Circuit would review the matter.  If the Fifth Circuit denies Mr. Harman’s rehearing petition, he could ask the United States Supreme Court to hear the case. Again, however, whether or not Mr. Harman’s petitions are granted or denied is wholly discretionary with the respective court.

We have also reported previously on other law suits regarding the ET Plus that were filed in the wake of the original jury verdict-many of which remain pending. In a number of these cases, the adverse judgment-which is now reversed-is a prominent assertion used by plaintiffs to support their claims. We will continue to vigorously defend the ET Plus and our Company in these lawsuits. As the Fifth Circuit recognized in its unanimous panel opinion, the ET Plus end terminal system meets all applicable federal safety standards and the government has never wavered in its approval of the product.

For a more detailed disclosure of the False Claims Act case and the Company’s other litigation, please see Note 18 to the financial statements in Trinity’s Form 10-Q for the period ended September 30, 2017, which will be filed today. Additional information on the False Claims Act case and a copy of the Fifth Circuit’s opinion can be found at www.etplusfacts.com.

I will now turn the call over to Tim.